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                                                                      EXHIBIT 99




                                     [LOGO]
                                DORAL FINANCIAL
                                  CORPORATION



                                                 January 21, 1998

                                  For:           Doral Financial Corporation

                                  Contact:       Richard F. Bonini
                                                 Senior Executive Vice President
                                                 And Chief Financial Officer

                                  Telephone:     (212) 508-0340
                                                 (787) 749-7100

                   DORAL FINANCIAL CORPORATION REPORTS RECORD
               INCREASE IN EARNINGS FROM OPERATIONS OF 43% FOR THE
       FOURTH QUARTER OF 1997 AND 20% FOR THE YEAR ENDED DECEMBER 31, 1997

                  San Juan, Puerto Rico (January 21, 1998). Doral Financial Corporation (NASDAQ:DORL), a diversified financial services company and the leading mortgage banker in Puerto Rico today reported results for the year and fourth quarter ended December 31, 1997.

                  Income before a non-cash extraordinary charge for 1997 was a record $32.5 million, or $1.70 per diluted share, compared to $27.0 million, or $1.42 per diluted share a year ago. Revenues for the year ended December 31, 1997 increased to $135.4 million from $107.8 million for the year ended December 31, 1996, an increase of 26%. The results for the year ended December 31, 1996 include pre-tax revenues of $1.8 million from sale of mortgage servicing rights. There were no mortgage servicing rights sales during 1997.

                  For the quarter ended December 31, 1997, Doral Financial reported income before non-cash extraordinary charge of $8.9 million, or $0.46 per diluted common share,


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compared to $6.2 million, or $0.33 per diluted share for the 1996 fourth quarter, an increase of 40% on a per share basis.

                  As previously announced in the Company's press release of November 14, 1997, the Company exchanged convertible debt for convertible preferred stock during the fourth quarter of 1997, which resulted in an increase in the Company's paid-in capital of $20.8 million. Simultaneously, the Company recorded a non-cash extraordinary charge to earnings of $12.3 million resulting in a net increase to the Company's stockholders' equity of $8.5 million. After the extraordinary non-cash charge, the Company reported net income of $20.2 million, or $1.06 per diluted share, for the year ended December 31, 1997 and a net loss after the extraordinary non-cash charge of $3.4 million, or $0.18 per diluted share, for the quarter ended December 31, 1997.

                  Total revenues for the quarter were $41.1 million, an increase of 49% over the $27.7 million reported for the fourth quarter of 1996. The increase in revenues was primarily attributable to an increase in mortgage loan sales and fees and an increase in interest income. The increase in mortgage loan sales and fees was primarily due to an increase in the volume of loan originations and the higher interest income reflects an increase in interest earning assets at lower borrowing costs.

                  Total loan production and purchases for the 1997 fourth quarter and year ended December 31, 1997 were $321 million and $1.04 billion, compared to $208 million and $817 million for the comparable year ago periods, an increase of 54% and 27%, respectively. Refinancings comprised 51% of production for the year ended December 31, 1997 versus 47% for the year ended December 31, 1996. Servicing income increased by 25% in the 1997 fourth quarter to $4.1 million from $3.3 million in the comparable 1996 period. For the year ended


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December 31, 1997, servicing income increased to $15 million from $11.7 million a year ago, an increase of 29%. The increase in servicing income was primarily due to an increase in the size of the Company's servicing portfolio. The Company's servicing portfolio totaled $4.7 billion at December 31, 1997 compared to $3.1 billion at the same date a year ago. The Company purchased approximately $1.0 billion in servicing rights during the second half of 1997.

                  Loan origination, servicing, general and administrative expenses for the fourth quarter and year ended December 31, 1997 were $11.9 million and $36.2 million versus $6.3 million and $30.1 million, respectively for the comparable periods of 1996, reflecting additional costs associated with expanding the Company's customer base and loan origination and servicing capacity.

                  Salomon Levis, Chairman of the Board and Chief Executive Officer of the Company commented that, "I am very pleased with these strong results, which include reaching three important milestones during 1997: (1) record operational earnings of $32.5 million (2) mortgage originations in excess of $1 billion and (3) a mortgage servicing portfolio of $4.7 billion, that attest to our prominent leadership of the mortgage banking industry in Puerto Rico. These achievements, when added to the increasing contribution of Doral Bank, Doral Securities' greater market share, combined with the Company's expansion plans for the continental United States, should lay the foundation for further growth and opportunities in 1998 and succeeding years".

                  Doral Financial Corporation, is a diversified consumer finance company with assets in excess of $1.8 billion. Doral Financial Corporation through its HF Mortgage Bankers Division, Doral Mortgage Corporation and Centro Hipotecario, Inc., is the leading mortgage banker in Puerto Rico. The Company, with 20 retail mortgage lending offices throughout Puerto


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Rico and two offices in Florida, engages in the origination, sale and servicing of mortgage loans, as well as commercial banking through Doral Bank with 5 branches and broker-dealer services through Doral Securities.


                               -Tables to follow-


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                           Doral Financial Corporation
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                  (NASDAQ:DORL)

STATEMENT OF INCOME
-------------------
(Dollars in thousands, except per share data)

                                                         Quarter Ended                         Year Ended
                                                         -------------                         ----------
                                                Dec. 31, 1997     Dec. 31, 1996    Dec. 31, 1997      Dec. 31, 1996
                                              ----------------  ----------------  ---------------    ---------------
Revenues
--------
Mortgage loan sales & fees                    $     10,365        $     6,139     $     28,588       $    26,610
Servicing income                                     4,133              3,317           14,996            11,659
Interest income                                     26,031             17,957           90,130            66,987
Sale of servicing rights                                --                 --               --                --
Other income                                           575                252            1,703               764
                                              ------------        -----------     ------------       -----------
TOTAL REVENUES                                      41,104             27,665          135,417           107,833
                                              ------------        -----------     ------------       -----------
Costs and Expenses:

Interest expense                                    18,224             13,682           61,438            46,443
Loan origination, servicing, general &
     administrative                                 11,905              6,305           36,182            30,111
                                              ------------        -----------     ------------       -----------
Total expenses                                      30,129             19,987           97,620            76,554
                                              ------------        -----------     ------------       -----------
Income before taxes                                 10,975              7,678           37,797            31,279
Income taxes                                         2,059              1,448            5,249             4,238
                                              ------------        -----------     ------------       -----------
Income before non-cash extraordinary charge          8,916              6,230           32,548            27,041
Non-cash extraordinary charge                       12,317                 --           12,317                --
                                              ------------        -----------     ------------       -----------
Net (loss) income                             $     (3,401)       $     6,230     $     20,231       $    27,041
                                              ============        ===========     ============       ===========
Earnings per share: (1)
BASIC:
Income before non-cash extraordinary charge   $       0.48        $      0.34     $       1.77       $      1.49
Non-cash extraordinary charge                        (0.67)                --            (0.67)               --
                                              ------------        -----------     ------------       -----------
Net (loss) income)                            $      (0.19)       $      0.34     $       1.10       $      1.49
                                              ============        ===========     ============       ===========

DILUTED
Income before non-cash extraordinary charge   $       0.46        $      0.33     $       1.70       $      1.42
Non-cash extraordinary charge                        (0.64)                --            (0.64)               --
                                              ------------        -----------     ------------       -----------
Net income                                    $      (0.18)       $      0.33     $       1.06       $      1.42
                                              ============        ===========     ============       ===========
Weighted commons shares outstanding (1)(2)
         Basic                                  18,397,460         18,222,184       18,340,079        18,133,122
         Diluted                                19,364,316         19,366,784       19,364,316        19,362,536

Notes:
------
(1)   Adjusted to reflect a two-for-one stock split effective August 28, 1997.
(2) Basic earnings per share are calculated by dividing net income after deducting preferred stock dividends by the weighted average number of Common Stock outstanding during the period. On a diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of the Company's convertible securities that were outstanding during such periods.


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                           DORAL FINANCIAL CORPORATION
                           ---------------------------
                                  (NASDAQ:DORL)

SELECTED BALANCE SHEET AND OPERATING DATA
-----------------------------------------
(Dollars in thousands, except per share data)

                                                                                 As Of
                                                                                 -----

BALANCE SHEET DATA                                               Dec. 31, 1997            Dec. 31, 1996
------------------                                               -------------            -------------
Mortgage loans held for sale, net                                  $   406,297              $   261,608
Securities held to maturity                                            143,534                  109,055
Securities available for sale                                          240,876                   12,007
Securities held for  trading                                           620,288                  436,125
Loans receivable, net                                                  133,055                  128,766
Total Assets                                                         1,857,789                1,106,996
Stockholders' Equity                                                   186,956                  150,531


                                                                               Year Ended
                                                                               ----------

OPERATING DATA                                                   Dec. 31, 1997            Dec. 31, 1996
--------------                                                   --------------           -------------

Mortgage Loan Originations and Purchases                         $1.037 billion             $817  million
Loan Servicing Portfolio                                         $  4.7 billion             $ 3.1 billion

                                                             Three Months Ended                              Year Ended
                                                             ------------------                              ----------
Per Share Data                                   Dec. 31, 1997           Dec. 31, 1996         Dec. 31, 1997        Dec. 31, 1996
--------------                                 ------------------      ----------------     ----------------      -----------------
BASIC:
Income before non-cash extraordinary charge        $    0.48                 $  0.34             $  1.77            $   1.49
Non-cash extraordinary charge                          (0.67)                      -               (0.67)                  -
                                                   ---------                 -------             -------            --------
Net (loss) income)                                 $   (0.19)                $  0.34             $  1.10            $   1.49
                                                   =========                 =======             =======            ========

DILUTED
Income before non-cash extraordinary charge        $    0.46                 $  0.33             $  1.70            $   1.42
Non-cash extraordinary charge                          (0.64)                      -               (0.64)                  -
                                                   ---------                 -------             -------            --------
Net income                                         $   (0.18)                $  0.33             $  1.06            $   1.42
                                                   =========                 =======             =======            ========

Cash Dividends
         Common                                    $    0.10                 $  0.09             $  0.39            $   0.33
         Preferred                                 $   15.33 (1)             $     -             $ 15.33 (1)        $ 0.3825


(1) Represents dividends on 8,460 outstanding shares of the Company's 8% Convertible Cumulative Preferred Stock (Liquidation Preference $1,000 per share) which have been privately placed with a local financial institution.